FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
April 6, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Drilling Montana Well to Evaluate Bakken Potential

Salt Lake City, April 6, 2011 – FX Energy, Inc. (Nasdaq: FXEN) is rigging up to begin the re-entry of an existing wellbore in northern Montana.  The purpose of the re-entry is to gather data from the wellbore to assist the Company in evaluating the hydrocarbon and CO2 potential in the Company’s northern Montana acreage.  The well will be deepened from its current depth in the Cutbank formation of approximately 3,216 feet.  Samples will be taken from the Lodgepole, Bakken, Nisku and Duperow formations at depths ranging from 4,400 to 5,500 feet.  The well will be drilled by the Company’s wholly owned subsidiary, FX Drilling Company headquartered in Oilmont, Montana.

“This is the first step in a thorough program aimed at evaluating the potential of the Bakken trend in our area of the Alberta Basin.  We are in discussions with other companies with the hope of expanding our position in the trend,” said Andy Pierce VP of Operations for FX Energy.

Following completion of the re-entry project the well will be plugged and abandoned.  For strategic reasons, results of the test will remain confidential.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.